GeoVax Labs Reports Fourth Quarter and
Year-End 2010 Financial Results
ATLANTA, GA, February 25, 2011 — GeoVax Labs, Inc. (OTCQB/OTCBB: GOVX), an Atlanta-based biotechnology company that creates, develops, and tests innovative HIV/AIDS vaccines, today announced its financial results for the fourth quarter and year ended December 31, 2010.
GeoVax reported a net loss of $478,784 for the fourth quarter ended December 31, 2010, as compared to a net loss of $843,275 for the comparable period in 2009. For the full year of 2010, the Company reported a net loss of $2,747,328 as compared to a net loss of $3,284,252 in 2009. Grant revenues were $5,185,257 and $3,668,195 for the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010, the Company reported cash balances totaling $1,079,087. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Annual Report on Form 10-K, expected to be filed with the Securities and Exchange Commission before March 31, 2011.
Highlights of the Company’s scientific and clinical progress during 2010 are as follows:
•
Early results from the Phase 2a trial for the preventative version of GeoVax’s vaccine indicated an excellent safety profile and highly reproducible immunogenicity. This trial was expanded to include testing of an additional, simpler vaccine regimen, and we expect patient enrollment and vaccinations to be completed during 2011.

•
During 2010, GeoVax began recruiting and screening patients for a Phase 1/2 trial for the therapeutic version of our vaccine. In order to accelerate enrollment in this important study, a second site at the University of Alabama, Birmingham was recently added to complement the enrollment already underway in Atlanta.

•
We reported preclinical results using GM-CSF (granulocyte/macrophage colony-stimulating factor) as an adjuvant, or immune system booster, with the DNA priming component of our preventative vaccine. Results using GM-CSF showed protection from infection by a genetically distinct simian immunodeficiency virus (SIV — monkey version of the HIV virus) in 70% of the animals tested. We believe this is the highest level for prevention of an immunodeficiency virus infection ever reported in a nonhuman primate model. Based on the results from this study, we now hope that our DNA/MVA vaccine supplemented with GM-CSF could actually prevent, not just control, HIV infections in humans.

Robert T. McNally, Ph.D., president and chief executive officer, commented, “During 2010 we made solid, steady progress in developing our HIV/AIDS vaccines. For 2011, our goals include advancing our Phase 1/2 therapeutic clinical program to the point of seeing crucial data from vaccinated patients, completion of patient enrollment and vaccinations in the Phase 2a trial of our preventative vaccine, and commencement of planning for the Phase 2b trial in the preventative program. In addition we expect the HIV Vaccine Trials Network (HVTN) to initiate a Phase 1 trial for the GM-CSF adjuvanted version of our preventative vaccine in the latter part of 2011.”
Dr. McNally continued, “We continue to benefit from tremendous financial, operational, and technical support provided to us by the National Institutes of Health (NIH) and by the HVTN. The HVTN, funded by the NIH, is the largest worldwide clinical trials network dedicated to development and testing of promising HIV/AIDS vaccines. While we are deeply appreciative of the governmental support we receive, it does not cover all of our activities, so fund-raising is also one of our primary goals for 2011. We began the effort during 2010 and have laid the groundwork for success in 2011 through corporate capital restructuring, establishment of investment banking relationships, and making numerous contacts among potential institutional investors.”

MORE

GeoVax Labs, Inc.
Add 1
About GeoVax
GeoVax Labs, Inc. is a biotechnology company developing human vaccines for diseases caused by HIV (Human Immunodeficiency Virus — that leads to AIDS). GeoVax’s AIDS vaccine technology is exclusively licensed from Emory University in Atlanta, GA, and is the subject of more than 20 issued or filed patent applications. GeoVax AIDS vaccines are designed for use in uninfected people to prevent acquisition of HIV-1 and limit the progression to AIDS should a person become infected. GeoVax HIV/AIDS vaccines also may be effective as a therapeutic treatment (for people already infected with the HIV-1 virus).
GeoVax’s core AIDS vaccine technologies were developed by Dr. Harriet Robinson, Chief Scientific Officer, through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), the Centers for Disease Control and Prevention (CDC) and GeoVax.
GeoVax’s AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the NIH, is the largest worldwide clinical trials program dedicated to the development and testing of AIDS vaccines. Preclinical work enabling evaluation of the GeoVax DNA and MVA vaccines was funded and supported by the National Institute of Allergy and Infectious Disease (NIAID), which provided additional support to the GeoVax vaccine development program with an $19 million Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant awarded in late 2007.
For more information, please visit www.geovax.com.
About GeoVax’s Technology
GeoVax’s unique two component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV T cell and anti-HIV antibody immune responses. Stimulation of both T cells and antibodies differentiates the GeoVax vaccine from many other vaccine candidates. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Both the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce non-infectious virus-like-particles. These particles contain proteins that mimic more than half of the components of the HIV virus, but cannot cause AIDS. This multi-protein approach is designed to elicit a broad multi-target protective T cell response. The Env protein is designed to elicit a protective antibody response against the natural form of the virus envelope glycoprotein as well as protective T cells. GeoVax’s vaccines are unique in expressing virus like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as the vaccines’ safety.
About HIV/AIDS
AIDS is an epidemic that can affect anyone, regardless of race, gender, age or sexual orientation. 33 million people are currently infected globally and it is estimated that there will be 2.5 million new infections this year. Since the beginning of the epidemic, over a million people in the U.S. have contracted the virus. Every 9 1/2 minutes, someone in the U.S. is infected with AIDS. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in North America. Globally, most infections involve subtypes AG, B, and C. GeoVax vaccines are currently designed t function against clade B. In 2008, antiretroviral treatment in low and middle income countries was restricted to about 3 million people. In the United States, about 50% of those who are infected are estimated to be on drug treatment.

MORE

GeoVax Labs, Inc.
Add 2
Forward-Looking Statements
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: HVTN will commence, complete enrollment, and generate data regarding GeoVax vaccine clinical trials as and when expected, GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective, less costly, or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax’s filings with the Securities and Exchange Commission including those set forth at “Risk Factors” in GeoVax’s Form 10-K.
FINANCIAL TABLES FOLLOW

MORE

GEOVAX LABS, INC.
Statements of Operations Data
(amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Grant Revenue	$946	$397	$5,185	$3,668

Operating expenses:
Research and development	774	538	4,794	4,068
General and administrative	654	711	3,162	2,915

	1,428	1,249	7,956	6,983

Loss from operations	(482)	(852)	(2,771)	(3,315)
Interest income	3	9	24	31

Net loss	$(479)	$(843)	$(2,747)	$(3,284)

Net loss per common share	$(0.03)	$(0.05)	$(0.18)	$(0.22)

Weighted averages shares outstanding	15,655	15,608	15,651	15,191
Balance Sheet Data
(amounts in thousands)

	December 31,
	2010	2009
Cash and cash equivalents	$1,079	$3,516
Working capital	1,081	3,309
Total assets	2,358	4,316
Deficit accumulated during the development stage	(20,285)	(17,538)
Total stockholders’ equity	1,836	3,744
* * * * * * * * * * * * * * *

###